Exhibit 99.1

For more information contact:
Peter Benoist or Frank Sanfilippo (314) 725-5500
Jerry Mueller (314) 512-7251 or Ann Marie Mayuga (314) 485-4390

ENTERPRISE FINANCIAL TO ADD $60 MILLION IN CAPITAL

  Completes private placement of $25 million in convertible trust preferred securities
  Also selected by U.S. Treasury to participate in Capital Purchase Program
  Combined U.S. Treasury and private investments expected to total $60 million, enhancing Company’s already well-capitalized position

St. Louis, December 12, 2008. Enterprise Financial Services Corp (NASDAQ: EFSC) today announced that it has completed the private placement of convertible trust preferred securities totaling $25 million with two institutional investors.

The convertible trust preferred securities qualify as Tier I regulatory capital subject to certain limitations. The securities, which have a coupon of 9%, mature in 30 years and are callable by the Company after 5 years. The trust preferred securities are convertible to EFSC common stock at $17.37 per share, which represents 110% of the average closing price for EFSC stock for the five trading days following the Company’s third quarter earnings press release on October 23, 2008. After December 12, 2010, EFSC may terminate the conversion rights, subject to certain limitations, if the price per share of EFSC common stock exceeds $22.58 for twenty consecutive trading days.

In a related announcement, the Company reported that it has obtained preliminary approval to participate in the U.S. Treasury Department’s Capital Purchase Program, a program designed to invest capital in healthy banks across the nation. The U.S. Treasury has preliminarily approved an investment of up to $62 million in senior preferred stock and warrants in EFSC. At a special meeting held December 12, EFSC shareholders approved amendments to the Company’s Certificate of Incorporation to authorize the senior preferred stock.

The senior preferred stock purchased by the U.S. Treasury will qualify as Tier I regulatory capital. It carries a dividend of 5% for five years and 9% thereafter. In connection with the preferred stock investment, the Company will also issue warrants to purchase its common stock to the U.S. Treasury totaling 15% of the amount invested by the Treasury. The exercise price of the warrant will be $15.34 per share.

“We view the private convertible trust preferred investments, along with the U.S. Treasury Department’s selection of Enterprise to participate in its Capital Purchase Program, as strong votes of confidence in our Company from both the private and public sectors,” said Peter Benoist, President and CEO. “Even though Enterprise already is well-capitalized, we believe securing additional capital is prudent in this unsettled economic environment. Additionally, it allows us to continue our growth and take advantage of opportunities that may arise in the future.”

While the U.S. Treasury has preliminarily approved an investment of up to $62 million, EFSC expects to utilize only $35 million, which in combination with the $25 million in convertible trust preferred securities, will achieve the Company’s objective to add $60 million in total regulatory capital. This additional capital will increase EFSC’s total risk-based capital ratio, on a pro-forma basis as of September 30, 2008, from 10.18% to 13.35%, well above the level considered to be “well-capitalized” by banking regulators.

Enterprise Financial Services Corp operates commercial banking and wealth management businesses in metropolitan St. Louis and Kansas City and a loan production office in Phoenix. The Company has filed an application for a de novo Arizona state bank charter. Enterprise is primarily focused on serving the needs of privately held businesses, their owner families, executives and professionals.

#      #      #

Readers should note that in addition to the historical information contained herein, this press release contains forward-looking statements, which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements. We use the words “expect” and “intend” and variations of such words and similar expressions in this communication to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, burdens imposed by federal and state regulations of banks, credit risk, exposure to local and national economic conditions, risks associated with rapid increase or decrease in prevailing interest rates, effects of mergers and acquisitions, effects of critical accounting policies and judgments, legal and regulatory developments and competition from banks and other financial institutions, as well as other risk factors described in Enterprise Financial’s 2007 Annual Report on Form 10-K. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.